Exhibit 99.1

NEWS RELEASE

Company contact: Anthony Trunzo FLIR Systems, Inc. (503) 498-3547 www.flir.com

FLIR Systems Announces Third Quarter

2005 Financial Results

PORTLAND, OR – October 19, 2005 — FLIR Systems, Inc. (NASDAQ:FLIR) announced today that revenue for the third quarter ended September 30, 2005 increased 2% to $ 113.0 million from $110.8 million in the third quarter of 2004. Earnings from operations increased 3% to $26.3 million, or 23% of revenue, from $25.7 million, also 23% of revenue, for the third quarter of 2004. Net earnings for this year’s third quarter increased 3% to $17.3 million, or $0.22 per diluted share, compared to net earnings for the third quarter of 2004 of $16.8 million, also $0.22 per diluted share.

For the first nine months of 2005, revenue increased 4% to $352.3 million from $338.9 million for the same period last year. Earnings from operations for the first nine months of 2005 increased 7% to $79.8 million, or 23% of revenue, from $74.7 million, or 22% of revenue, for the first nine months of 2004. Net earnings increased 19% to $56.6 million, or $0.73 per diluted share, compared to net earnings of $47.4 million, or $0.63 per diluted share, for the first nine months of 2004. All per share amounts have been adjusted to reflect the 2-for-1 stock split that was effective on February 2, 2005.

Revenue from the Company’s Thermography Division increased 5% over the third quarter last year, as weakness in certain European countries offset strong growth in the Americas and Asia. Revenue from the Company’s Imaging Division was virtually unchanged from the third quarter of 2004. Imaging revenue was negatively impacted by lower than expected book and ship revenue at the end of the quarter and the delay of certain orders under existing delivery contracts.

The backlog of orders for delivery within the next twelve months increased by 22% in the third quarter, from $170 million at June 30, 2005 to $207 million at September 30, 2005.

FLIR Systems Announces Third Quarter 2005 Financial Results

October 19, 2005

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Cash generated from operations totaled $26 million for the third quarter of 2005, and $57 million for the first nine months of 2005. At September 30, 2005, the Company had cash and cash equivalents of $134 million.

“Our revenue and earnings in the third quarter were disappointing, as neither of our businesses achieved their expected results.” said FLIR President and CEO Earl R. Lewis. “Thermography experienced slow orders in several European countries, while Imaging experienced an imbalance of orders and production caused by lower than expected book and ship activity and a delay in certain program deliveries. Nevertheless, we are pleased with the good order intake, solid cash flow and strong margins achieved in the quarter. While we do not expect to recoup the third quarter revenue and earnings shortfall in the fourth quarter, and are thus lowering our revenue and EPS outlook for the year, we remain optimistic about the future. “

Revenue and Earnings Guidance for 2005

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

Based on its financial results for the first nine months of 2005, and the outlook for the remainder of the year, management currently expects revenue for 2005 to be approximately $510 million to $520 million and net earnings in the range of approximately $1.12 to $1.17 per diluted share. This compares with management’s previous expectations for 2005 of revenue of $545 million to $555 million and earnings per share of $1.17 to $1.22.

Forward-Looking Statements

The statements in this release regarding the Company’s expectations as to revenue and earnings per share for the year ending December 31, 2005 and the statements by Earl R. Lewis regarding the Company’s inability to recoup the third quarter revenue and earnings shortfall in the fourth quarter of 2005 are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the ability of the Company to manufacture and deliver its products within the time period specified in the contracts it receives, the impact of competitive products and pricing, the Company’s continuing compliance with US export control laws and regulations, constraints on supplies of critical components, excess or shortage of production capacity, actual purchases under agreements, the continuing eligibility of the Company to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. Further, such statements are subject to the risks inherent in

FLIR Systems Announces Third Quarter 2005 Financial Results

October 19, 2005

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acquisitions of technologies and businesses, including the timing and successful completion of technology and product development through volume production, integration issues, unanticipated costs and expenditures, changing relationships with customers, suppliers and strategic partners, potential contractual, intellectual property or employment issues, accounting treatment and charges, and the risks that the acquisition cannot be completed successfully or that anticipated benefits are not realized. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

Conference Call

FLIR has scheduled a conference call at 8:00 am EDT today. A simultaneous Web Cast of the conference call may be accessed online at www.CompanyBoardroom.com or www.FLIR.com. A replay will be available approximately one hour after the Web Cast at these same Internet addresses. For a telephone replay, dial (800) 633-8284, reservation #21264277 beginning at approximately 11:00 PM EDT.

About FLIR Systems

FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and stabilized camera systems for a wide variety of thermography and imaging applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the company’s web site at www.FLIR.com.

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FLIR SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenue	$113,031	$110,769	$352,314	$338,925
Cost of goods sold	52,911	51,789	162,281	165,501

Gross profit	60,120	58,980	190,033	173,424
Operating expenses:
Research and development	11,777	11,324	39,002	32,706
Selling, general and administrative	22,002	21,997	71,229	65,983

Total operating expenses	33,779	33,321	110,231	98,689
Earnings from operations	26,341	25,659	79,802	74,735
Interest expense	1,954	1,954	5,921	6,061
Other expenses (income), net	949	429	(2,637)	1,037

Earnings before income taxes	23,438	23,276	76,518	67,637
Income tax provision	6,094	6,452	19,895	20,204

Net earnings	$17,344	$16,824	$56,623	$47,433

Net earnings per share:
Basic	$0.25	$0.25	$0.81	$0.71

Diluted	$0.22	$0.22	$0.73	$0.63

Weighted average shares outstanding:
Basic	69,777	67,910	69,617	67,182

Diluted	82,292	81,709	82,286	80,793

2004 per share amounts have been adjusted to reflect the two-for-one stock split and the effect of the restatement for the assumed conversion of the convertible notes.

FLIR SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$133,884	$120,692
Accounts receivable, net	111,470	116,928
Inventories, net	103,817	98,258
Prepaid expenses and other current assets	22,902	21,769
Deferred income taxes, net	9,771	9,771

Total current assets	381,844	367,418
Property and equipment, net	51,111	34,778
Deferred income taxes, net	24,008	12,573
Goodwill	149,475	149,475
Intangible assets, net	45,900	47,180
Other assets	15,813	8,691

	$668,151	$620,115

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,569	$32,321
Deferred revenue	9,561	7,601
Accrued payroll and related liabilities	16,861	22,375
Accrued product warranties	5,843	5,465
Advance payments from customers	4,159	5,009
Other current liabilities	9,898	10,585
Accrued income taxes	5,863	5,626
Current portion of long-term debt	81	105

Total current liabilities	85,835	89,087
Long-term debt	205,937	205,335
Pension and other long-term liabilities	16,869	12,520
Commitments and contingencies
Shareholder’s equity	359,510	313,173

	$668,151	$620,115